Exhibit 99-1

Energy East Corporation Announces Second Quarter 2005 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, August 4, 2005, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share from continuing operations, basic for the quarter ended June 30, 2005, were 12 cents and earnings per share for the 12 months ended June 30, 2005, were $1.67.

Earnings from continuing operations for the second quarter of 2005 decreased 17 cents per share compared to last year because earnings for the second quarter of 2004 included one-time benefits of 7 cents per share related to the Rochester Gas and Electric Corporation (RG&E) Electric and Natural Gas Rate Agreements. Second quarter 2004 earnings also reflected a Ginna sale incentive, recorded in the first quarter of 2005, and an annual credit from the RG&E asset sale gain account, to be recorded in the third quarter of 2005, totaling 2 cents per share. In addition, earnings for the second quarter of 2005 were negatively affected 9 cents per share because of increased operating and maintenance expenses primarily related to storm damage, higher stock option expense and New York Independent System Operator pricing errors in May 2000 which were subsequently billed back to NYSEG and RG&E in June 2005. Because these back billings were not predictable, they were not reserved for.

Earnings per share from continuing operations for the 12 months ended June 30, 2005, increased 22 cents per share as compared to earnings for the 12 months ended June 30, 2004. The increase in earnings is primarily due to higher margins on electric sales, a loss in 2003 from the redemption, with available cash, of the company's outstanding Putable Asset Term Securities, other revenues including NUG restructuring incentives and lower interest charges. These increases were partially offset by the one-time benefits of the RG&E Electric and Natural Gas Rate Agreements mentioned above.

The company has a policy of not providing earnings guidance. It will, however, alert investors to instances where analyst consensus earnings estimates differ materially from management's expectations for the year. Although earnings from continuing operations for the second quarter of 2005 were somewhat below last year, they did not differ materially from management's expectations for the quarter. As such, management's expectations for 2005 remain materially unchanged as well.

Unaudited Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.

Forward-looking Statements: The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for certain forward-looking statements. This news release contains certain forward-looking statements that are based on management's current expectations and information that is currently available. Whenever used in this report, the words "estimate," "expect," "believe," "anticipate," or similar expressions are intended to identify such forward-looking statements. For a discussion of certain risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward-looking Statements" in Energy East's Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent Quarterly Reports on Form 10-Q.

Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Periods Ended June 30	2005	2004	2005	2004

(Thousands, except per share amounts)
Operating Revenues
Sales and services	$1,081,945	$968,938	$4,955,621	$4,582,034
Operating Expenses
Electricity purchased and fuel used in generation	436,779	338,253	1,709,474	1,410,082
Natural gas purchased	180,993	144,312	1,102,610	970,516
Other operating expenses	184,772	185,164	762,388	812,821
Maintenance	53,236	42,814	194,031	198,962
Depreciation and amortization	68,121	74,994	274,993	303,838
Other taxes	59,743	57,885	248,215	258,824
Gain on sale of generation assets	-	(319,487)	(21,252)	(319,487)
Deferral of asset sale gain	-	214,368	14,417	214,368

Total Operating Expenses	983,644	738,303	4,284,876	3,849,924

Operating Income	98,301	230,635	670,745	732,110
Other (Income)	(8,996)	(11,680)	(37,139)	(32,476)
Other Deductions	6,984	1,159	22,569	34,102
Interest Charges, Net	72,282	68,822	280,096	287,778
Preferred Stock Dividends of Subsidiaries	432	1,791	1,820	4,631

Income from Continuing Operations Before Income Taxes	27,599	170,543	403,399	438,075
Income Taxes	10,234	127,720	157,801	225,683

Income From Continuing Operations	17,365	42,823	245,598	212,392

Discontinued Operations
Income (loss) from businesses sold	-	(4,316)	(2,156)	(22,319)
Income taxes (benefits)	-	441	992	(15,810)

Income (Loss) From Discontinued Operations	-	(4,757)	(3,148)	(6,509)

Net Income	$17,365	$38,066	$242,450	$205,883

Earnings Per Share From Continuing Operations, basic	$.12	$.29	$1.67	$1.45

Earnings Per Share From Continuing Operations, diluted	$.12	$.29	$1.67	$1.44

Total Earnings Per Share, basic	$.12	$.26	$1.65	$1.41

Total Earnings Per Share, diluted	$.12	$.26	$1.65	$1.40

Dividends Paid Per Share	$.275	$.26	$1.085	$1.02

Average Common Shares Outstanding, basic	146,831	146,148	146,670	145,962

Average Common Shares Outstanding, diluted	147,390	146,596	147,101	146,267

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended June 30	2005	2004	2005	2004

Electricity (thousands of megawatt-hours)
Residential	2,692	2,626	11,957	11,751
Commercial	2,302	2,248	9,577	9,356
Industrial	1,817	1,887	7,315	7,372
Other	530	534	2,241	2,227

Total retail	7,341	7,295	31,090	30,706
Wholesale	2,460	1,870	8,330	6,906

Total	9,801	9,165	39,420	37,612

Natural Gas (thousands of dekatherms)
Residential	11,994	11,619	81,384	82,337
Commercial	3,807	3,808	26,620	26,620
Industrial	586	654	4,036	3,663
Other	2,450	2,307	11,755	11,028
Transportation of customer-owned gas	18,351	17,564	84,543	84,403

Total retail	37,188	35,952	208,338	208,051
Wholesale	348	-	1,582	1,509

Total	37,536	35,952	209,920	209,560